Robinhood Markets Welcomes Christopher Payne to its Board of Directors Payne joins the Robinhood Board of Directors bringing decades of technology and product experience We’re excited to announce Christopher Payne has joined Robinhood Markets’ Board of Directors. “Christopher is a seasoned operator who has helped build category-defining companies at pivotal points in their evolution,” said Vlad Tenev, Chairman and Chief Executive Officer of Robinhood. “His experience aggressively driving businesses forward will be invaluable as we continue to deliver great products in service of our mission.” “Robinhood has changed the future of finance,” said Christopher Payne. “I’m thrilled to be joining Robinhood’s Board of Directors at such a transformative time in the company’s growth journey and look forward to working with the team to further drive the business forward in their pursuit of democratizing finance for all.” With more than three decades of experience, Christopher brings a deep understanding of digital platforms. Having previously served as the President and Chief Operating

Officer of DoorDash and Chief Executive Officer of Tinder, Christopher has a wide-breadth of experience building intuitive, scalable and innovative consumer products. He has also served as Senior Vice President at eBay, leading the North American business, and held leadership positions at both Microsoft and Amazon. While at Amazon, Christopher led the company's expansion beyond selling books and into consumer electronics. In addition to Robinhood, he currently serves on the Board of Directors at Gogo Inc., an in-flight internet service provider, and Hims & Hers Health, Inc. Other members of Robinhood Markets’ Board of Directors include Vlad Tenev, Chairman and Chief Executive Officer; Baiju Bhatt, Co-Founder, and currently Founder and Chief Executive Officer of Aetherflux; Jon Rubinstein, Lead Independent Director and Senior Advisor at PDT Partners; Paula Loop, retired Partner at PwC; Robert Zoellick, Chairman, Americas, Temasek Holdings (Private)Limited;Meyer Malka, Founder and Managing Partner of Ribbit Capital; Dara Treseder, Chief Marketing Officer at Autodesk; and Susan Segal, President and CEO of Americas Society and Council of the Americas.